U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   AT&T Corp.
   32 Avenue of the Americas
   New York, NY  10013-2412
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   November 25, 1996
3. IRS or Social Security Number of Reporting Person (Voluntary)
   13-4924710
4. Issuer Name and Ticker or Trading Symbol
   NCR Corporation
   NCR
5. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock (par value $5.00 per share)   |72,000,000            |D               |                                               |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
 Effective November 25, 1996, NCR Corporation ("NCR"), a wholly owned subsidiary of AT&T Corp. ("AT&T"), registered its common stock, par value $.01 per share, and associated preferred share purchase rights, pursuant to a Registration Statement on Form 10 filed with Securities and
Exchange Commission, in connection with the distribution (the "Distribution") by AT&T to its shareowners of all of the outstanding shares of common stock of NCR. It is expected that the Distribution will be made on December 31, 1996.
SIGNATURE OF REPORTING PERSON
/s/ Marilyn J. Wasser
DATE
November 25, 1996